PROMOTIONAL AGREEMENT BETWEEN TITAN MOTORCYCLE CO. OF
             AMERICA (TITAN) AND PAISANO PUBLICATIONS INC. (PAISANO)


PAISANO agrees to supply to TITAN a total of $500,000 worth of promotional services over a two-year period beginning January 1, 1998 through December 31, 1999. These services will be selected purely at the discretion of TITAN.

TITAN will pay for these services by:

     a) Transferring 60,000 shares of it's restricted treasury common stock to PAISANO.

     b) Supplying $250,000 worth of TITAN motorcycles at regular dealer pricing and terms. Motorcycles will be supplied in two increments, the first $125,000 worth by December 31, 1997 and the second $125,000 worth in December 1998. Any invoice overages on these shipments will be invoiced and payment due at time of shipping.

PAISANO agrees to at all times maintain a continuous stock of new TITAN motorcycles offered for sale on the showroom floor of their Easyriders, Columbus, Ohio retail store (or any other such PAISANO owned retail store as they may choose).PAISANO further agrees that it shall exercise it's best efforts, consistent with good business practices to ensure that a mutually agreeable inventory of new TITAN motorcycles is continuously maintained throughout the two year agreement period.

TITAN agrees to sell five (5) TITAN motorcycles to PAISANO with delayed payment terms. Payment for these five (5) motorcycles will be made by PAISANO the sooner of the first of January, February, March, April, and May of 1998 or the date the specific motorcycle is sold.

Promotional services provided under this agreement will be at the following cost rates:

     a) Magazine ad space (full page, four color, full bleed)

               Easyriders Magazine       -     $13,966 per insertion
               VQ                        -       2,763 per insertion
               Quick Throttle            -       1,789 per insertion
               In the Wind               -       2,474 per insertion

     b) Annual Buyers guide -- Ten (10) pages at best preferential rate minus fifteen percent (15%) agency discount. Placement in book to be first among other advertisers inclusive of front cover and first nine pages.

     c) Rodeo and Convention circuit services -- at best discount granted to most favored Paisano customers.

     d) Other magazines, special editions, events, etc. -- at best discount granted to most favored Paisano customers.

Should, in TITAN'S sole discretion the full $500,000 not be spent by the end of this agreement, PAISANO agrees to carryover any unused balance into the calendar year 2000 at the same rates as indicated in this agreement.

TITAN and PAISANO further agree to use their joint efforts to place a maximum number of feature articles in PAISANO publications with TITAN and TITAN MOTORCYCLES as their primary subject matter. Included would be a separate monthly listing of TITAN'S exhibition truck schedule and similar such TITAN promotional information.


AGREED UPON BY:


/s/ Brian Wood, President               1/21/98
----------------------------------      --------------
Brian Wood                              Date
President
Paisano Publications, Inc.


/s/ Francis S. Keery                    1/27/98
----------------------------------      --------------
Francis S. Keery                        Date
Chairman, CEO
Titan Motorcycle Co. of America

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